Exhibit 2.1.5
HARRIS INTERACTIVE INC.
RESTRICTED STOCK AGREEMENT
     This Agreement is made effective on August 16, 2007, between Harris Interactive Inc., a Delaware Corporation (the “Company”), and Bruce Anderson (“Participant”).
     IT IS AGREED, by and between the Company and the Participant, as follows:
     1. Award.
          (a) Grant. The Participant is hereby granted [                    ] shares (the “Restricted Stock”) of the Company’s common stock, par value $.001 per share (“Stock”), which shall be issued as hereinafter provided in Participant’s name subject to certain restrictions thereon. Participant hereby accepts the Restricted Stock subject to the terms and conditions of this Agreement.
          (b) Statement of Election. In connection with this Agreement, the Participant will deliver to the Company an executed and completed Statement of Decision Regarding Section 83(b) Election in the form provided by the Company.
     2. Risk of Forfeiture (“Forfeiture Restrictions”).
          (a) Forfeiture Due to Termination of Employment. Subject to Section 3(b), should either a Date of Termination or a violation of Section 7 occur prior to any of the vesting dates provided in Section 3, Participant shall forfeit the right to receive the Restricted Stock that would otherwise have vested on such respective dates.
          (b) Restrictions on Transfer. Neither the Restricted Stock nor any of it may be voluntarily or involuntarily sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of until such time as the restrictions contained in Section 2 lapse as to the applicable Restricted Stock and it is fully vested. Upon any violation of this restriction, the Restricted Stock not theretofore vested shall be forfeited.
     3. Lapse of Forfeiture Restrictions.
          (a) Vesting. Subject to Section 2, twenty-five percent (25%) of the Restricted Stock shall vest on each of August 16, 2008, August 16, 2009, August 16, 2010, and August 16, 2011.
          (b) Change in Control. If a Change in Control shall occur, then immediately all non-vested Restricted Stock, not previously forfeited, shall fully vest and all Forfeiture Restrictions with respect to such shares shall lapse.

          (c) Delivery of Certificates. Restricted Stock with respect to which the forfeiture restrictions have lapsed shall cease to be subject to any restrictions except as provided in Section 4(c), and the Company shall deliver to Participant a certificate representing the shares as to which the Forfeiture Restrictions have lapsed.
     4. Custody of Restricted Stock.
          (a) Custody. One or more certificates evidencing the Restricted Stock shall be issued by the Company in Participant’s name, or at the option of the Company, in the name of a nominee of the Company. The Company may cause the certificate or certificates to be delivered upon issuance to the Secretary of the Company or to such other depository as may be designated by the Committee as a depository for safekeeping until forfeiture occurs or the Forfeiture Restrictions lapse pursuant to the terms of this Agreement. Upon request of the Committee, Participant shall deliver to the Company a stock power, endorsed in blank, relating to the Restricted Stock then subject to the Forfeiture Restrictions.
          (b) Additional Securities as Restricted Stock. Any securities received as the result of ownership of Restricted Stock, including without limitation, warrants, options, and securities received as a stock dividend or stock split, or as a result of a recapitalization or reorganization (all such securities to be considered “Restricted Stock” for all purposes under this Agreement), shall be held in custody in the same manner and subject to the same conditions as the Restricted Stock with respect to which they were issued. Participant shall be entitled to direct the Company to exercise any warrant or option received and considered Restricted Stock hereunder upon supplying the funds necessary to do so, in which event securities so purchased shall constitute Restricted Stock. In the event any Restricted Stock at any time consists of a security by its terms or otherwise convertible into or exchangeable for another security at the election of the older thereof, Participant may exercise such right of conversion or exchange in the event the failure to exercise or delay in exercising such right would result in its loss or diminution of value, and any securities so acquired shall be deemed Restricted Stock. In the event of any change in certificates evidencing Restricted Stock by reason of any recapitalization, reorganization or other transaction which results in a creation of Restricted Stock the Company is authorized to deliver to the issuer the certificate evidencing the Restricted Stock in exchange for a replacement certificate, which shall be deemed to be Restricted Stock.
          (c) Delivery to Participant. Upon the lapse of the Forfeiture Restrictions without forfeiture, the Company shall cause certificate(s) for the vested Restricted Stock to be issued in the name of Participant in exchange for the certificate evidencing the previously Restricted Stock. Notwithstanding any other provisions of this Agreement, the issuance or delivery of any shares of Stock (whether subject to restrictions or unrestricted) may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements of any regulation applicable to the issuance or delivery of such shares. The Company shall not be obligated to issue or deliver any shares of Stock if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any securities exchange.

     5. Status of Stock.
          (a) Rights as Stockholder. Subject to the restrictions contained herein, the Participant shall have all voting and ownership rights applicable to the Restricted Stock, including the right to receive dividends, whether or not such Restricted Stock is vested and unless and until the Restricted Stock is forfeited pursuant to the provisions of this Agreement.
          (b) Compliance with Securities Laws. Participant agrees that the Restricted Stock will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. Participant also agrees (i) that the legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws may be applicable to the Restricted Stock, (ii) that the Company may refuse to register the transfer of the Restricted Stock on the stock transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law, and (iii) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Restricted Stock.
     6. Relationship to Company.
          (a) The existence of this Restricted Stock Agreement shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganization or other changes in the Company’s capital structure or its business, or any merger or consolidation of Company or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Restricted Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding , whether of a similar character or otherwise.
          (b) This Restricted Stock Agreement shall not confer upon Participant any right with respect to continuance of employment by the Company or any of its affiliates, nor shall it interfere in any way with any right the Company, or its directors or stockholders, would otherwise have to terminate such Participant’s employment at any time.
     7. Non—Competition; Non-Solicitation.
          (a) Consideration for this Section. Participant acknowledges and agrees that in the course of his employment with the Company:
                (i) his services with the Company are/were of a special, unique, extraordinary and intellectual character,
                (ii) his position with the Company places/ placed him in a position of confidence and trust with the clients and employees of the Company,

               (iii) the clients serviced by the Company are/were located throughout the world and accordingly, it is reasonable that the restrictive covenants set forth below are limited to Canada (the “Territory”),
                (iv) the rendering of services to the Company’s clients necessarily require/required the disclosure to Participant of confidential information and trade secrets related to those clients (such as, without limitation, pricing information, marketing plans, budgets, designs, methodologies, client preferences and policies, and identity of appropriate personnel of clients with sufficient authority to influence a shift in suppliers),
               (v) while employed by the Company he has developed/will develop at the Company’s expense a personal acquaintanceship and relationship with the Company’s clients, which in some cases may constitute the Company’s primary or only contact with such clients, and a knowledge of those clients’ affairs and requirements, and
                (vi) the Company’s relationships with its clientele are/were placed in his hands in confidence and trust.
Participant therefore acknowledges and agrees that it would be impossible for Participant to separate the knowledge and relationships described above from his participation in any activities prohibited by this Sections 7 below, that it is reasonable and necessary for the protection of the goodwill and business of the Company that he continue to make the covenants contained in this Agreement including, among others, those in this Section 7, that the covenants are given as an integral part of and incident to this Agreement, that there is adequate consideration for such covenants including the benefits provided by this Agreement, and that in making its decision to provide the discretionary benefits under this Agreement to Participant the Company relied upon and was induced by the covenants made by the Participant in this Section 7. Except for any reference to the period of non-competition, the provisions of this covenant are in addition to any other agreements on the same subject matter involving the Participant and are not intended to supersede the provisions of this Section 7.
     (b) Restricted Activity.
                (i) Except as provided for in Section 7(b)(iii), during the period that Participant is employed by the Company, and for one year following the Date of Termination (the “Non-Competition Period”), Participant shall not in any manner whatsoever during the Non-Competition Period and within the Territory either individually or in partnership or jointly or in conjunction with any other Person:
                     (A) directly, or indirectly, carry on, engage in, be concerned with or interested in or participate in, any Competitive Business either alone, in partnership, jointly or in conjunction with any other Person;
                     (B) directly, or indirectly, assist (as principal, beneficiary, director, shareholder, partner, nominee, executor, trustee, agent, servant, employee, independent contractor, supplier, consultant, lender, guarantor, financier or in any other capacity whatever) any Person to carry on, engage in, be concerned with or interested in or participate in, a Competitive Business; or
                      (C) have any direct or indirect interest or concern (as principal, beneficiary, director, shareholder, partner, nominee, executor, trustee, agent, servant, employee, consultant, independent contractor or in any other capacity whatever) in or with any Person, if any part of the activities of such Person consists of carrying on, engaging in or participating in a Competitive Business.
                (ii) Except as provided for in Section 7(b)(iii), the Participant will not, without the prior consent of the Company, during the Non-Competition Period, either individually or as an officer, director, employee, distributor, independent contractor, independent representative, partner, consultant, advisor, principal, agent, proprietor, trustee or investor or in any other manner whatsoever on his own behalf or on behalf of any other Person or entity:
                      (A) directly or indirectly solicit, induce, assist, advise, endeavor to entice or encourage in any way, the departure from the Company, or in any way interfere with the Company’s relationships with any person, who (i) is an employee of the Company at the Date of Termination, or (ii) is a former employee of the Company unless such former employee shall not have been employed by the Company for a period of at least one year and no solicitation prohibited hereby shall have occurred prior to the end of such one-year period provided that any general media advertisement for employees with whom the Participant is associated shall not be deemed to be a breach hereof provided the Participant is not otherwise involved therewith, or
                      (B) directly, or indirectly solicit any Customer; or
                      (C) directly, or indirectly assist (be it as principal, beneficiary, servant, director, shareholder, partner, nominee, executor, trustee, agent, employee, independent contractor, supplier, consultant, lender, financier or in any other capacity whatever) any Person directly or indirectly to solicit any Customer; or
                      (D) have any direct or indirect interest or concern (be it as principal, beneficiary, director, shareholder, partner, nominee, executor, trustee, agent, servant, employee, consultant, independent contractor, supplier, creditor or in any other capacity whatever) in or with any Person if any of the activities of which Person consists of soliciting any Customer, if such solicitation is, directly or indirectly, intended to result in a sale or provision of any product or service to such Customer within the Territory that is competitive with any product or service forming a material part of the Business.
                (iii) Notwithstanding any provisions or restrictions contained in Sections 7(b)(i) and 7(b)(ii), nothing in this Agreement shall prohibit or restrict the Participant, as an investor, from holding 4.9% or less of the publicly traded stock or other securities of a corporation that carries on, engages in or participates in any Competitive Business so long as the

Participant does not in fact have the power to control, or direct the management of, or is not otherwise engaged in activities with, or on behalf of or otherwise for the benefit of such Competitive Business. Moreover, Sections 7(b)(i) and 7(b)(ii) of this Agreement shall not apply to any products or services that, at the time that the Participant engages in any conduct prescribed by Sections 7(b)(i) and 7(b)(ii), the Company has permanently ceased from selling, distributing or rendering in the Territory.
     (c) Remedies. Participant acknowledges that the Company’s legal remedies for a breach of this Section 7 shall be inadequate, and that without limitation of Company’s rights to any other remedy at law or equity available to it, the Company (i) shall be entitled to obtain injunctive relief to enforce this provision, and (ii) shall be entitled to cancel any rights under this Agreement, and (iii) shall be entitled to recover from the Participant any Stock granted hereunder, whether or not vested, or if such Stock has been transferred or sold, an amount equal to the value thereof, and such Stock and the proceeds thereof shall be held in a constructive trust for the purposes of enforcement hereof. The Company’s rights to enforce this Agreement shall survive any vesting and/or forfeiture of rights hereunder. If any part of this Section 7 shall be deemed illegal or unenforceable, this section shall be deemed modified and then enforced to the greatest extent legally enforceable.
     8. Definitions. For purposes of this Agreement, the terms listed below shall be defined as follows:
     (a) “Business” means the business carried on by the Company and all of its subsidiaries, within the three years prior to the date of this Agreement, of providing full-service market research services, including data collection through telephone interviewing, online surveys and focus groups, and production of client specific market research report.
     (b) “Change in Control” means a change in control occurring after the date of this Agreement of a nature that would be required to be reported in a proxy statement with respect to the Company (even if the Company is not actually subject to said reporting requirements) in response to Item 6(e) (or any comparable or successor Item) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except that any merger, consolidation or corporate reorganization in which the owners of the Company’s capital stock entitled to vote in the election of directors (the “Voting Stock”) prior to said combination receive 75% or more of the resulting entity’s Voting Stock shall not be considered a change in control for the purposes of this Plan; and provided that, without limitation of the foregoing, such change in control shall be deemed to have occurred if (i) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act, excluding any stock purchase or employee stock ownership plan maintained by the Company or a Related Company) becomes the “beneficial owner” (as that term is defined by the Securities and Exchange Commission for purposes of Section 13(d) of the Exchange Act), directly or indirectly, of more than 15% of the outstanding Voting Stock of the Company or its successors; or (ii) during any period of two consecutive years a majority of the Board of Directors no longer consists of individuals who were members of the Board of Directors at the beginning of such period, unless the election of each director who was not a director at the beginning of the period was approved by a vote of at least 75% of the directors still in office who were directors at the beginning of the period.
     (c) “Committee” means the Compensation Committee of the Board of Directors of the Company.
     (d) “Competitive Business” shall mean any business or venture whose business is substantially similar to the whole of or any significant line of the Business conducted by Company in which the Participant is or was involved, and which is in competition with the Company with respect to any Customers or products (A) with whom or which the Participant, or any person directly or indirectly reporting to the Participant, had contact (or in the case of prospective clients for whom pursuit was actively planned and in respect of whom the Company has not determined to cease all such pursuit), or (B) about whom or which the Participant was privy to material information, in each such case during the three-year period ending on termination of Participant’s employment with the Company other than Forest Producers Association of Canada.
     (e) “Customer” means any Person who:
          (i) has received a proposal from the Company or who has been a customer or client of the Company at any time during the three year period prior to the date of this Agreement other than Forest Producers Association of Canada, or
          (ii) is a customer or client of the Company who purchases products or services from the Company any time prior to the Date of Termination.
     (d) “Date of Termination.” The Participant’s “Date of Termination” shall be the first day occurring on or after the Grant Date on which the Participant’s employment with the Company and its Related Companies terminates (irrespective of the reason for termination and whether such termination is voluntary or involuntary); provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company and a Related Company or between two Related Companies; and further provided that the Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Related Company approved by the Participant’s employer. If, as a result of a sale or other transaction, the Participant’s employer ceases to be a Related Company (and the Participant’s employer is or becomes an entity that is separate from the Company), the occurrence of such transaction shall be treated as the Participant’s Date of Termination caused by the Participant being discharged by the employer.
     (e) “Non-Competition Period” means the period that Participant is employed by the Company, and for one year following the Date of Termination.
     (f) “Person” means an individual, body corporate (with or without share capital), company partnership, limited partnership, syndicate, sole proprietorship, joint venture, association, unincorporated organization, trust, trustee, governmental authority and the executors, administrators or other personal representatives of an individual in such capacity, and any other entity of any kind or nature.
          (g) “Related Companies” means (i) any Person during any period in which it owns, directly or indirectly, at least 50% of the voting power of all classes of stock of the Company (or successor to the Company) entitled to vote; and (ii) any Person during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company, by any Person that is a successor to the Company, or by any Person that is a Related Company by reason of clause (i) next above.
     9. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors and assigns of the Company and all persons lawfully claiming under Participant.
     10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.
     11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.
     THIS AGREEMENT SHALL NOT BE EFFECTIVE UNLESS A COPY SIGNED BY THE PARTICIPANT IS DELIVERED TO THE COMPANY WITHIN THIRTY (30) DAYS AFTER THE GRANT DATE.
     IN WITNESS WHEREOF , the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Participant has executed this Agreement, all effective as of the date of first above written.
     HARRIS INTERACTIVE INC.

By:
Title:	Executive Vice President, Human Resources

BRUCE ANDERSON, Participant

Dated: